Contacts:

Scott M. Tsujita
SVP Finance, Treasury & Investor Relations
Hypercom Corporation
Phone: 602-504-5161
Email: stsujita@hypercom.com

Hypercom Corporation Adopts Stock Repurchase Plan
Under Rule 10b5-1

PHOENIX, August 8, 2006 — Hypercom Corporation (NYSE: HYC) (the “Company”) today announced a new share repurchase trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to facilitate the repurchase of up to $10 million of its shares of common stock  (the “Plan”).  The Company previously announced on November 9, 2005 that its Board of Directors had approved a share repurchase program of up to $20 million of the Company’s common stock (the “Program”).

Rule 10b5-1 allows a company to purchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods.  A broker or brokers selected by the Company will have the authority under the terms and limitations specified in the Plan to repurchase shares on the Company’s behalf under the existing $20 million share repurchase authorization. Because the operation of the Plan is tied to certain share prices, there can be no assurance that any shares will in fact be purchased pursuant to the Plan.

To date, the Company has repurchased 21,734 shares of its common stock pursuant to the existing $20 million repurchase authorization and a prior 10b5-1 program during the first and second quarter of 2006 for a total of $178,732.

Purchases under the new 10b5-1 plan announced today may commence as early as August 9, 2006 and continue through November 6, 2006.  The aggregate amount of shares purchased pursuant to the Plan will not exceed $10 million (including commissions and other expenses) in the 90 day period.  There is no guarantee as to the exact number of shares that will be repurchased under the Program, and the Company may discontinue purchases at any time.  All repurchased shares under the Program will be classified as treasury shares.  The Company will remain authorized to repurchase additional shares under the Program following the termination of the Plan, without further announcement, or may adopt further 10b5-1 plans pursuant to Board authorization.

About Hypercom (www.hypercom.com)

Global payment technology leader Hypercom Corporation (NYSE: HYC) delivers a full suite of high security, end-to-end electronic payment products and services. The Company’s solutions address the high security electronic transaction needs of banks and other financial institutions, processors, large scale retailers, smaller merchants, quick service restaurants, and users in the transportation, healthcare, prepaid, unattended and many other markets. Hypercom solutions enable businesses in more than 100 countries to securely expand their revenues and profits.

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Hypercom is a registered trademark of Hypercom Corporation.